Exhibit 10.20A

Amendment to Convertible Loan Agreement

March 18, 2003

Mr. Robert C. Pearson
Senior Vice President
Renaissance Capital Group, Inc.
8080 North Central Expressway, Suite 210-LB59
Dallas, Texas 75206

Letter of Understanding

Dear Mr. Pearson:

     As discussed, Renaissance Capital Group, Inc. and Laserscope agree to modify the Convertible Loan Agreement dated February 11, 2000 as follows. Laserscope will delay by six months the start of principal repayments to Renaissance Capital Group, Inc. Principal repayments will start on August 11, 2003 instead of February 11, 2003. The amount of the monthly principal payments as well as all other terms of the agreement are not changed.

     The Renaissance Funds also agree to convert Debentures with a face amount of $100,000 per Fund on March 31, 2002. Stock certificates from the conversion should be issued in the names of the respective Renaissance funds which are converting the debentures and should be delivered to the Custodian for the Funds.

     If this meets with your understanding, please sign below and return to my attention at Laserscope.

Regards,

/s/ Eric M. Reuter Eric M. Reuter President and Chief Executive Officer

Agreed and accepted by:

/s/ Robert C. Pearson Robert C. Pearson - Senior Vice President Renaissance Capital Group Inc.